Exhibit 19.1

TAMBORAN RESOURCES CORPORATION

INSIDER TRADING COMPLIANCE POLICY AND PROCEDURES

(As of June 26, 2024)
In the course of performing your duties for Tamboran Resources Corporation (“Tamboran” or the “Company”) or its subsidiaries or affiliates (collectively, the “Group”), you may, at times, have information about the Company or another publicly traded company that the Group has relationships with that is not generally available to the public. Tamboran has its securities listed on both the New York Stock Exchange (“NYSE”) in the United States and also the Australian Securities Exchange (“ASX”) in Australia, and as a result Tamboran, as well as all “Covered Persons” (as defined below) must comply with certain United States federal and state securities laws as well as the Corporations Act of Australia, which collectively prohibit trading in the securities of a company while in possession of material nonpublic information which would be likely or expected to have a significant or material effect on the price of value of the company’s securities (judged by whether it would affect a reasonable investor’s investment decision) (“material nonpublic information”). Such information may include matters of supposition, matters insufficiently definitive to warrant being made public and matters relating to the intentions, or likely intentions, of a person. These laws also prohibit anyone who is aware of material nonpublic information from providing this information to others who may trade.
Violating such laws can undermine investor trust, harm the reputation and integrity of the Company and result in disciplinary action (such as dismissal from the Company) or even serious criminal and civil charges against the individual and the Company. The Company reserves the right to take whatever disciplinary or other measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities.
1.Persons Covered and Administration of Policy
The Company has developed controls and processes designed to prevent the misuse (or perceived misuse) of sensitive information by restricting certain securities dealings by the Company’s officers, directors, employees and contractors. This Insider Trading Compliance Policy and Procedures (this “Policy”), which outlines the conditions under which certain individuals may conduct transactions in the Company’s securities, applies to all officers, directors, employees and contractors of the Company and is intended to assist compliance with individuals’ legal obligations relating to securities dealings. Compliance with insider trading laws and this Policy is each individual’s responsibility.
For the purposes of this Policy, “officers” refer to those individuals who meet the definition of “officer” under Section 16 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). Individuals subject to this Policy are responsible for ensuring that members of their household comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, limited liability companies,

Exhibit 19.1
partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy as if they were for the individual’s own account. The Company may determine that this
Policy applies to additional persons with access to material nonpublic information. Officers, directors, employees and contractors together with any other person designated as being subject to this Policy by the Senior Counsel or his or her designee (the “Compliance Officer”), are referred to collectively as “Covered Persons.”
You are responsible for the transactions conducted by your family members and other affiliated persons or entities and should make them aware of their obligations under this Policy. Transactions by your family members and other persons or entities subject to this Policy are treated for the purpose of this Policy as if they were undertaken by you or for your benefit. Accordingly, all references to you with regard to trading restrictions or pre-clearance procedures in this Policy also apply to your family members or other persons or entities with whom you have a relationship that are subject to this Policy.
Questions regarding the Policy should be directed to the Compliance Officer, who is responsible for the administration of this Policy.
This Policy applies globally and will be reviewed and re-approved on a regular basis, including to be updated as required to reflect appropriate legal and regulatory changes. Appendix 1 to this Policy summarizes certain provision of Australian law that applies to you.
2.Policy Statement
No Covered Person shall purchase or sell any type of security while in possession of material nonpublic information relating to the security or the issuer of such security in breach of a duty of trust or confidence, whether the issuer of such security is the Company or any other company. In addition, if a Covered Person is in possession of material nonpublic information about other publicly-traded companies, such as suppliers, customers, competitors or potential acquisition targets, the Covered Person may not trade in such other companies’ securities until the information becomes public or is no longer material. Further, no Covered Person shall purchase or sell any security of any other company, including another company in the Company’s industry, while in possession of material nonpublic information if such information is obtained in the course of the Covered Person’s employment or service with the Company.
In addition, Covered Persons shall not directly or indirectly communicate material nonpublic information to anyone outside the Company (except in accordance with the Company’s policies regarding confidential information) or to anyone within the Company other than on a “need-to-know” basis.
“Securities” includes stocks, CDIs, bonds, notes, debentures, options, warrants, equity and other convertible securities, derivative instruments (such as put or call options), and any debt or other equity securities issued in the future by the Company.
“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but also any contract to purchase or otherwise

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acquire a security. “Sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, transfers, gifts, and acquisitions and exercises of warrants or puts, calls, pledging and margin loans, or other derivative securities.
The laws and regulations concerning insider trading are complex, and Covered Persons are encouraged to seek guidance from the Compliance Officer prior to considering a transaction in Company securities.
3.Blackout Periods
No director, officer or employee, (as well as any individual or entity covered by this Policy by virtue of their relationship to such director, officer or employee) shall purchase or sell any security of the Company during the period beginning on the 15th calendar day of the last month of any fiscal quarter of the Company and ending after completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, such period, a “blackout period.” A “trading day” is a day on which U.S. national stock exchanges are open for trading. If, for example, the Company were to make an announcement on Monday prior to 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Tuesday. If an announcement were made on Monday after 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Wednesday. If you have any question as to whether information is publicly available, please direct an inquiry to the Compliance Officer.
These prohibitions do not apply to:
•purchases of the Company’s securities from the Company, or sales of the Company’s securities to the Company;
•exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, in each case, that do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option or other equity award through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);
•bona fide gifts of the Company’s securities, unless the individual making the gift knows the recipient intends to sell the securities while the donor is in possession of material nonpublic information about the Company;
•purchases or sales of the Company’s securities made pursuant to a plan or arrangement adopted to comply with Exchange Act Rule 10b5-1 (“Rule 10b5-1”); or

Exhibit 19.1
•purchases or sales of the Company’s securities made pursuant to a preapproved “non-Rule 10b5-1 trading arrangement” as defined in Item 408(c) of Regulation S-K.
Exceptions to the blackout period policy may be approved by the Compliance Officer or, in the case of exceptions for directors, the Board of Directors.
The Compliance Officer may recommend that directors, officers, employees or others suspend trading in Company securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all of those individuals affected should not trade in the Company’s securities while the suspension is in effect, and should not disclose to others that the Company has suspended trading.
4.Preclearance of Trades by Directors, Officers and Employees
All transactions in the Company’s securities by directors, officers, and employees (each, a “Preclearance Person”) must be precleared by the Compliance Officer (or the Chief Financial Officer for transactions by the Compliance Officer). Preclearance should not be understood to represent legal advice by the company that a proposed transaction complies with the law.
A request for preclearance must be in writing, should be made at least two business days in advance of the proposed transaction, and should include the identity of the Preclearance Person, a description of the proposed transaction, the proposed date of the transaction, and the number of shares or other securities involved. In addition, the Preclearance Person must execute a certification that he or she is not aware of material nonpublic information about the Company. The Compliance Officer, (or the Chief Financial Officer for transactions by the Compliance Officer), shall have sole discretion to decide whether to clear any contemplated transaction. All trades that are precleared must be effected within five business days of receipt of the preclearance. A precleared trade (or any portion of a precleared trade) that has not been effected during the five business day period must be submitted for preclearance determination again prior to execution. Notwithstanding receipt of preclearance, if the Preclearance Person becomes aware of material nonpublic information, or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed. Transactions under a previously established Rule 10b5-1 Trading Plan that has been preapproved in accordance with this Policy are not subject to further preclearance.
None of the Company, the Compliance Officer, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for preclearance.
5.Material Nonpublic Information
Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the information is likely to have a significant effect on the market price of the security. Material information can be positive or negative, and can relate to virtually any aspect of a company’s business or to any type of security, debt, or equity. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.

Exhibit 19.1
Examples of material information may include (but are not limited to) information about:
•corporate earnings or earnings forecasts;
•possible mergers, acquisitions, tender offers, or dispositions;
•major new well results or developments;
•important business developments, such as developments regarding strategic collaborations;
•management or control changes;
•significant financing developments including pending public sales or offerings of debt or equity securities;
•defaults on borrowings;
•bankruptcies;
•cybersecurity or data security incidents; and
•significant litigation or regulatory actions.
Information is “nonpublic” if it is not available to the general public. In order for information to be considered “public,” it must be widely disseminated in a manner that makes it generally available to investors in a Regulation FD-compliant method, such as through a press release, a filing with the U.S. Securities and Exchange Commission (the “SEC”) or a Regulation FD-compliant conference call. The Compliance Officer shall have sole discretion to decide whether information is public for purposes of this Policy.
The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. In addition, even after a public announcement, a reasonable period of time may need to lapse in order for the market to react to the information. Generally, the passage of two full trading days following release of the information to the public is a reasonable waiting period before such information is deemed to be public.
Note that the above description of material non-public information is based on applicable US law. For a discussion of the concept under Australian law, please see Appendix 1 to this Policy.
6.Post-Termination Transactions
If an individual is in possession of material nonpublic information when the individual’s service terminates, the individual may not trade in the Company’s securities until that information has become public or is no longer material.
7.Prohibited Transactions

Exhibit 19.1
The Company has determined that there is a heightened legal risk and the appearance of improper or inappropriate conduct if persons subject to this Policy engage in certain types of transactions. Therefore, Covered Persons shall comply with the following policies with respect to certain transactions in the Company’s securities.
Short Sales
Short sales of the Company’s securities, or sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale, are prohibited by this Policy. In addition, Section 16(c) of the Exchange Act prohibits Section 16 reporting persons (i.e., directors, officers, and the Company’s 10% stockholders) from making short sales of the Company’s equity securities.
Options
Transactions in puts, calls, or other derivative securities involving the Company’s equity securities, on an exchange, on an over-the-counter market, or in any other organized market, are prohibited by this Policy.
Hedging Transactions
Hedging transactions involving the Company’s securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, are prohibited by this Policy.
Margin Accounts and Pledging
Individuals are prohibited from pledging Company securities as collateral for a loan, purchasing Company securities on margin (i.e., borrowing money to purchase the securities), or placing Company securities in a margin account. This prohibition does not apply to cashless exercises of stock options under the Company’s equity plans, nor to situations approved in advance by the Compliance Officer.
Partnership Distributions
Nothing in this Policy is intended to limit the ability of an investment fund, venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members, or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances, and applicable securities laws.
8.Rule 10b5-1 Trading Plans
The trading restrictions set forth in this Policy, other than those restrictions described under “Prohibited Transactions,” do not apply to transactions under a previously established

Exhibit 19.1
contract, plan or instruction to trade in the Company’s securities entered into in accordance with Rule 10b5-1 (a “Trading Plan”) that:
•has been submitted to and preapproved by the Compliance Officer;
•includes a “Cooling Off Period” for
◦Section 16 reporting persons that extends to the later of 90 days after adoption or modification of a Trading Plan or two business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which the Trading Plan was adopted, up to a maximum of 120 days; and
◦employees and any other persons, other than the Company, that extends 30 days after adoption or modification of a Trading Plan;
•for Section 16 reporting persons, includes a representation in the Trading Plan that the Section 16 reporting person is (1) not aware of any material nonpublic information about the Company or its securities; and (2) adopting the Trading Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5;
•has been entered into in good faith at a time when the individual was not in possession of material nonpublic information about the Company and not otherwise in a blackout period, and the person who entered into the Trading Plan has acted in good faith with respect to the Trading Plan;
•either (1) specifies the amounts, prices, and dates of all transactions under the Trading Plan; or (2) provides a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, and (3) prohibits the individual from exercising any subsequent influence over the transactions; and
•complies with all other applicable requirements of Rule 10b5-1.
The Compliance Officer may impose such other conditions on the implementation and operation of the Trading Plan as the Compliance Officer deems necessary or advisable. Individuals may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to preapproval by the Compliance Officer.
The trading restrictions set forth in this Policy, other than those restrictions described under “Prohibited Transactions,” also do not apply to transactions under a previously established “non- rule 10b5-1 trading arrangement” as defined in Item 408(c) of Regulation S-K that has been submitted to and preapproved by the Compliance Officer.
An individual may only modify a Trading Plan or non-rule 10b5-1 trading arrangement outside of a blackout period and, in any event, when the individual does not possess material nonpublic information. Modifications to and terminations of a Trading Plan or non-rule 10b5-1 trading arrangement are subject to preapproval by the Compliance Officer and modifications of a Trading Plan that change the amount, price, or timing of the purchase or sale of the securities underlying a Trading Plan will trigger a new Cooling-Off Period.

Exhibit 19.1

The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Trading Plan and non- Rule 10b5-1 trading arrangements, or the execution of transactions made under a Trading Plan. The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan or non-rule 10b5-1 trading arrangement if the Compliance Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.
Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the Compliance Officer, or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Trading Plan.
9.Interpretation, Amendment, and Implementation of this Policy
The Compliance Officer shall have the authority to interpret and update this Policy and all related policies and procedures. In particular, such interpretations and updates of this Policy, as authorized by the Compliance Officer, may include amendments to or departures from the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable securities laws.
Actions taken by the Company, the Compliance Officer, or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy or with securities laws.
Applicable law may vary according to the jurisdiction in which the Company operates and where the applicable transaction occurs.
A summary of the insider trading laws and regulations in Australia applicable as of the date of this Policy is provided in Appendix 1 to this Policy. These laws may change over time or may be subject to new interpretations by relevant courts or administrative bodies. The Company undertakes no obligation to update the legal summary attached to this Policy or to advise of changes relative to such laws and regulations. You are expected to keep yourself familiar with your legal obligations and to fully comply with those obligations. You are encouraged to retain your own legal counsel in the event you have any question regarding the application of applicable law to your specific situation.
10.Certification of Compliance
All directors, officers, employees and others subject to this Policy may be asked periodically to certify their compliance with the terms and provisions of this Policy.

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Appendix 1 – Australian Laws
The following summary is intended to provide you with an overview of applicable Australian securities laws and to highlight important requirements. The law in this area is complex and this Appendix does not cover every issue or situation. You should consult your own legal counsel as issues arise, and you should make yourself familiar with applicable legal requirements and with the requirements of the Tamboran Resources Corporation Insider Trading Compliance Policy and Procedures (“Policy”). In addition, you may wish to obtain your own legal advice or financial advice before you trade in securities. As used in this Appendix, Tamboran Resources Corporation and its subsidiaries and affiliates are collectively referred to as the “Company”.
The Policy does not in any way limit your obligations under applicable law. In addition, you are required to comply with all provisions of the Policy even if the laws of any applicable jurisdiction do not prevent you from acting in that way, or do not specifically require a certain provision of the Policy.
Should you have any questions regarding the information contained in this Appendix 2, please contact the Compliance Officer.
1.Insider Trading
Section 1043A of the Corporations Act 2001 (Cth) (“Corporations Act”) prohibits insider trading. The section applies where a person is in possession of information and:
•the information is not generally available;
•a reasonable person would have expected that information to have a material effect on the price or value of a security if it was generally available; and
•the person knew, or ought reasonably to have known, that the information was not generally available and if it were so, a reasonable person would expect it to affect the price or value of the security.
If the section applies, it is an offence for the person to:
(a)whether as a principal or agent subscribe for, or enter into an agreement to subscribe for, purchase or sell, securities;
(b)procure another person to subscribe for, purchase or sell securities; and
(c)communicate information to another person with the knowledge that the person will or is likely to do (a) or (b).
For the purposes of section 1043A, information is “generally available” where the information is either readily observable, or made known in a manner that would bring it to the attention of people who commonly invest in securities of the kind whose price or value would be affected by the information.

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Section 1043A of the Corporations Act does not require that the “insider” be “connected” with the company whose securities are traded. It is sufficient that the person has information that is not generally available and has undertaken one of the acts prescribed above.
The penalties for breach of the statutory prohibitions of the Corporations Act may result in:
•criminal liability – penalties include heavy fines and imprisonment of up to 10 years;
•civil liability – including being sued by another party or the Company for any loss as a result of illegal trading activities; and
•civil penalty provisions – the Australian Securities and Investments Commission may seek civil penalties against you personally and may even seek a court order that you be disqualified from managing a corporation.
2.Prohibition on Improper use of Information
Use of information obtained as a director, officer or employee of the Company for the person’s own gain may breach duties of confidence and of good faith owed to the Company under Australian corporate law. Sections 182 and 183 of the Corporations Act prohibit directors, officers and employees of a corporation from making improper use of their position as a director, officer or employee or information gained by virtue of that position to gain directly or indirectly an advantage for him or herself or for any other person or to cause detriment to the Company. Contravention of sections 182 and 183 may render a director, officer or employee liable for a monetary penalty or imprisonment.
3.Market Manipulation
Section 1041A of the Corporations Act prohibits certain transactions that have the effect of creating an artificial price or maintaining prices at an artificial level. Section 1041B of the Corporations Act prohibits any action or omission which is calculated to create a false or misleading appearance of active trading in any securities on a stock market, or to create a false or misleading appearance concerning the market for or the price of such securities. The section prohibits certain conduct, including purchases or sales of securities which do not involve a change in the beneficial ownership of the securities, and which have an effect upon the market price of the securities.
4.False or Misleading Statements
Section 1041E of the Corporations Act prohibits making a statement or disseminating information that is false in a material particular or materially misleading and is likely to induce the sale or purchase of or subscription for securities or to affect the market price of the securities where a person does not care whether the statement is true or false or knows or ought reasonably to have known that the statement or information was false in a material particular or materially misleading. Section 1041F of the Corporations Act prohibits a person from inducing another person to deal in securities:

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•by making or publishing a statement, promise or forecast if the person knows, or is reckless as to whether, the statement is misleading, false or deceptive; or
•by dishonest concealment of material facts; or
•by recording or storing information that the person knows to be false or misleading in a material particular or materially misleading, if:
◦the information is recorded or stored in, or by means of, a mechanical, electronic or other device; and
◦when the information was recorded or stored, the person had reasonable grounds for expecting that it would be available to the other person, or a class of persons that includes the other person.